Exhibit 10.10

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (the “agreement”) is dated as of the 19th day of August, 2005 between:

OPEN TEXT CORPORATION, a corporation amalgamated under the laws of Ontario (the “Corporation”)

- and -

PETER LIPPS, of the City of Munich (the “Director”)

WHEREAS:

A. The Corporation is amalgamated under the Business Corporations Act (Ontario) (the “Act”);

B. The by-laws of the Corporation provide that the Corporation shall indemnify a director in certain circumstances;

C. The Corporation, through its wholly owned subsidiary, 2016090 Ontario Inc., holds more than 95% of all shares in Gauss Interprise AG (“Gauss”), a German stock corporation (“Aktiengesellschaft”);

D. Director was a member of the management board (“Vorstand”) of Gauss; he resigned effective July 17, 2005 (the “Resignation”);

E. The Corporation provides directors’ and officers’ liability insurance to the directors and officers of the Corporation and Gauss in respect of liabilities which a director or officer may incur in connection with his or her position; and

F. The Corporation desires to enter into this agreement effective from and after October 15, 2003 (the “Effective Date”) for the purpose of indemnifying the Director in respect of liabilities, which the Director may have incurred in connection with his or her position from the Effective Date until the Resignation (the “Indemnity Period”);

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and in consideration of the Director to have consented to act as a member of the management board of Gauss, the parties hereby agree as follows effective from and after October 15, 2003 for the entire Indemnity Period:

1.	The Corporation shall indemnify the Director and his or her heirs and legal representatives (the “Indemnity”) from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a final judgment, reasonably incurred by the Director in respect of any action, suit or proceeding (other than a criminal action or proceeding) to which the Director is made a party by reason of being a member of the management board of Gauss, provided that:

(a)	in the case of an administrative action or proceeding that is enforced by a monetary penalty, (i) the Director acted honestly and in good faith with a view to the best interests of Gauss and the Corporation and (ii) the Director had reasonable grounds for believing that his or her conduct was lawful, in particular when the conduct resulted from the Corporation having used its influence as a shareholder of Gauss or the Corporation having entered into a contract with Gauss; or

(b)	in the case of any action, suit or proceeding other than an administrative action or proceeding that is enforced by a monetary penalty, (i) the Director acted honestly and in good faith with a view to the best interests of Gauss and the Corporation and (ii) the Corporation is jointly and severally liable with the Director to a third party as a result of having used its influence as a shareholder of Gauss or as a result of the Corporation having entered into a contract with Gauss;

whether or not the Director continues to act in such capacity, provided that the Director will notify the Corporation in writing as soon as practicable of any such action, suit or proceeding and further provided that the failure to so notify the Corporation shall not affect the liability of the Corporation hereunder except to the extent that the Corporation is materially prejudiced by such failure, and provided further that the Director has fulfilled the applicable conditions set out in subsections (a) and (b) above.

2.	Except to the extent contrary to the Act, as amended from time to time, or applicable law, the Corporation shall fully reimburse, as and when incurred, the Director for all costs, charges and expenses incurred by him or her in connection with any proceeding or action referred to in Section 1; provided that the Director shall have entered into an agreement (the “Repayment Agreement”) with the Corporation to immediately repay the monies if it is later determined that the Director did not fulfill the conditions set out in Section 1 in connection with the subject matter of the action, suit or proceeding. Any indemnification required to be made in favour of the Director by the Corporation pursuant to the terms of this agreement shall be made no later than 30 business days following the giving of written notice by the Director to the Corporation of any action or proceeding referred to in Section 1 and the delivery of the Repayment Agreement. “Business Days” or “business day(s)” as used herein means a day other than a Saturday, Sunday or a day which is a statutory holiday in the Province of Ontario.

3.	The Corporation shall use its best efforts to obtain any approval required under the Act or otherwise (including court approval) in respect of any indemnification required, or contemplated, to be made under this agreement.

4.	For the purposes of this agreement, all references herein to “costs, charges and expenses” shall include, without limitation, to the maximum extent permitted by law, all losses, liabilities and claims suffered or incurred by the Director, as well as all legal and other professional fees and all out of pocket expenses for attending any proceeding and any meetings to prepare for such proceeding.

5.	Any indemnification to be made to the Director under this agreement shall not be affected by any remuneration that the Director shall have received, or to which the Director may become entitled, at any time for acting in his or her capacity as a director or officer of the Corporation or, at the request of the Corporation, of Gauss, as the case may be.

6.	The Corporation confirms that it has purchased directors’ and officers’ liability insurance (the “Corporate Insurance”) as approved by the board of directors of the Corporation (the “Board of Directors”) covering its directors and officers. Subject to this Section 7, the Corporation agrees that so long as a Director has consented to serve or continues to serve as a director of the Corporation, the Corporation will use all commercially reasonable efforts to maintain in effect for the benefit of the Director, one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance providing, in all material respects, coverage both in scope and amount which is no less favourable than that provided as of the date of this agreement.

7.	Notwithstanding any other provision of this agreement, all amounts to be paid to or on behalf of the Director under the Indemnity and the Corporate Insurance shall, to the extent payable, be paid in the following order of priority: first, the Corporate Insurance; and second, the Indemnity. For greater certainty, the Indemnity will only provide for indemnification of the Director after all proceeds available to or for the benefit of the Director from the Corporate Insurance, in such order as provided for under this Section 7, have been paid to the Director.

8.	This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

9.	The indemnification and rights of the Director pursuant to this agreement shall not be deemed exclusive of any other rights to which the Director may be entitled under the Corporation’s or Gauss’s articles or by-laws, or by virtue of any vote of the Corporation’s or Gauss’s shareholders or disinterested directors, any other agreement, any law or otherwise.

10.	This agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereby attorn and submit to the non-exclusive jurisdiction of the Courts of the Province of Ontario in connection with any action, suit or proceeding brought in relation to this agreement.

11.	This agreement may not be assigned without the written consent of all of the parties hereto which consent shall not be unreasonably withheld, and shall enure to the benefit of and be binding upon the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

12.	This agreement may not be amended without the written consent of the parties hereto.

13.	[Intentionally left blank.]

14.	The fact that this agreement has been entered into after the Indemnity Period shall not affect any obligation of the Corporation having arisen during the Indemnity Period in favour of the Director, including without limitation any obligation to indemnify by reason of any matter, which has arisen or circumstances which have occurred during the Indemnity Period.

15.	The invalidity or unenforceability of any provision of this agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and the agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

16.	In this agreement where the context so requires words importing number shall include the singular and plural, words importing gender shall include the masculine, feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

17.	In the event of payment by the Corporation under this agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Director, who agrees, at the sole expense of the Corporation, to execute all papers reasonably required and to do all other acts and things that may be reasonably necessary on the part of the Director to secure such rights, including the execution of documents necessary to enable the Corporation to bring suit to enforce such rights.

18.	Time shall be of the essence of this agreement and of each and every part hereof.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

DIRECTOR		OPEN TEXT CORPORATION

By:	/s/ Peter Lipps	By:	/s/ John Shackleton
Name:	Peter Lipps	Name:	John Shackleton